Exhibit 99.2
Conformed Copy

Date:	July 22, 2011

To:	Telenor East Holding II AS (“Counterparty”)
Telephone No.:	Redacted
Facsimile No.:	Redacted
Attention:	Redacted

From:	J.P. Morgan Securities Ltd. (“Bank”)
Telephone No.:	Redacted
Facsimile No.:	Redacted
Attention:	Redacted

Bank Reference Number:

Subject:	Total Return Swap Transaction
Dear Sirs:
The purpose of this letter agreement, to be supplemented by a written pricing supplement substantially in the form of Exhibit A hereto (the “Pricing Supplement”, and this letter agreement as so supplemented, the “Confirmation”), is to confirm the terms and conditions applicable to the transaction (the “Transaction”) to be entered into between Bank and Counterparty on the Trade Date specified below. This letter agreement, together with the Pricing Supplement for the Transaction, constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreement with respect to the Transaction and serve as the final documentation for this Transaction.
1. This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of July 22, 2011 as amended and supplemented from time to time (the “Agreement”), between Bank and Counterparty. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.
The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.
2. The terms of the Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	July 22, 2011

Effective Date:	The Trade Date.

Termination Date:	For the Transaction or any Tranche, the Cash Settlement Payment Date for the Transaction or such Tranche.

Shares:	VimpelCom American Depositary Receipts (Bloomberg: VIP; ISIN: US92719A1060) (“ADRs”), each representing one (1) Underlying Share.

Underlying Shares:	Common shares, USD 0.001 nominal value per share, of Underlying Shares Issuer.

Underlying Shares Issuer:	VimpelCom Ltd., an exempted company limited by shares registered in Bermuda.

Number of Shares:	With respect to the Transaction or any Tranche, the number of Shares representing the total accumulated Hedge Positions established by Bank (or an affiliate of Bank) with respect to the Transaction or such Tranche during the Hedging Period.

For the avoidance of doubt, all references to “Number of Shares” herein are references to numbers of Shares and not numbers of the Underlying Shares.

Maximum Number of Shares:	40,000,000 Shares

Equity Notional Amount:	With respect to the Transaction or any Tranche, the amount set forth as such in the Pricing Supplement, to be the product of (i) the Initial Price and (ii) the Number of Shares for the Transaction or such Tranche; provided that:

(i) prior to the date that is one Settlement Cycle following the Hedging Period Start Date, the Equity Notional Amount shall be zero; and

(ii)  for any day during the period from, and including, the date that is one Settlement Cycle following the Hedging Period Start Date, to, but excluding, the date that is one Settlement Cycle following the Hedging Period Completion Date, the Equity Notional Amount for the Transaction or such Tranche shall equal (x) the number of Shares representing the total accumulated Hedge Positions established by Bank (or an affiliate of Bank) with respect to the Transaction or such Tranche during the Hedging Period on or prior to the date that is one Settlement Cycle prior to such day of determination multiplied by (y) the average of the VWAP Prices for the Exchange Business Days that are not Disrupted Days in full in the Hedging Period elapsed up to, and including, the date that is one Settlement Cycle prior to such day of determination, weighted by the Calculation Agent to adjust for the Hedge Positions purchased by Bank on each such Exchange Business Day, subject to “Hedging and Valuation Disruption” below.

Structuring Fee:	The amount set forth as such in the Pricing Supplement, to be an amount in USD equal to the product of (i) 0.10% and (ii) the Equity Notional Amount for the Transaction.

Counterparty shall pay the Structuring Fee to Bank on the third Currency Business Day following the date on which Bank delivers the Pricing Supplement.

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Business Days:	New York, London and Oslo.

Business Day Convention	Following.

Calculation Agent:	Bank; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation or determination by the Calculation Agent hereunder, upon Counterparty’s written request, the Calculation Agent shall provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation or determination.
Equity Amounts Payable by the Equity Amount Payer:

Equity Amount Payer:	Bank.

Type of Return:	Total Return.

Equity Notional Reset:	Not Applicable.

Establishment of Transaction:	During the Hedging Period, subject to the provisions opposite the caption “Hedge Positions” below and other provisions hereof, Bank (or an affiliate of Bank) shall have sole discretion with respect to the composition of its Hedge Positions with respect to the Transaction and whether and how such composition relates to the Shares underlying the Transaction; provided that, (i) during the Hedging Period, Counterparty may terminate the establishment of the Transaction by written termination notice (the “Stop Notice”), containing the representations and warranties in Section 3(b) of this Confirmation made as of the time of such Stop Notice, and (ii)(x) if such Stop Notice is received by Bank prior to 8:30 a.m., New York City time, on any Scheduled Trading Day, the Hedging Period Completion Date for the Transaction will be the Exchange Business Day immediately preceding such Scheduled Trading Day, or (y) if such Stop Notice is received by Bank on or after 8:30 a.m., New York City time, on any Scheduled Trading Day, the Hedging Period Completion Date for the Transaction will be the date on which the Stop Notice is received by Bank.

Promptly following the conclusion of the Hedging Period, Bank shall deliver to Counterparty the Pricing Supplement for the Transaction specifying the Hedging Period Completion Date, the Initial Price, the Number of Shares and the Equity Notional Amount for the Transaction and the Hedge Unwind Commencement Date, Number of Shares and Equity Notional Amount for each Tranche of the Transaction, if any.

Tranche:	Bank, in Bank’s sole discretion, may establish the Transaction in Tranches, designated with the Number of Shares for each such Tranche being equal to the aggregate Hedge Positions established for such Tranche during the Hedging Period, such that the Number of Shares for each such Tranche would not exceed 13.32 million Shares (such number of Shares to be adjusted by the Calculation Agent in case of a stock dividend, a stock split, a reverse stock split, a stock combination or a similar event); provided that the aggregate Number of Shares for all Tranches outstanding at any time shall not exceed the Maximum Number of Shares subject to adjustment as set forth herein.

Hedge Positions:	Any purchase, sale, entry into or maintenance of one or more (i) positions or contracts in Shares, Underlying Shares, other securities, options, futures, derivatives or foreign exchange, (ii) stock loan transactions or (iii) other instruments or arrangements (howsoever described) by a party in order to hedge, individually or on a portfolio basis, the Transaction. For the avoidance of doubt, Bank (and any affiliate of Bank) shall have sole discretion with respect to the composition of its Hedge Positions for the Transaction and whether and how such composition relates to the Shares underlying the Transaction.

Hedging Period:	The period beginning on, and including the Hedging Period Start Date and ending on, and including, the Hedging Period Completion Date.

Hedging Period Start Date:	The first Exchange Business Day that is not a Disrupted Day in full immediately following the Effective Date.

Hedging Period Completion Date:	The Exchange Business Day specified as such by Bank, in its sole discretion, in the Pricing Supplement; provided that, if Bank has received the Stop Notice as provided above, the Hedge Period Completion Date shall be the date determined pursuant to the proviso to the first paragraph opposite the caption “Establishment of Transaction”.

Initial Price:	The average of the VWAP Prices on each Exchange Business Day that is not a Disrupted Day in full during the Hedging Period, weighted by the Calculation Agent to adjust for the Hedge Positions purchased by Bank on each such Exchange Business Day. For the avoidance of doubt, the Initial Price shall exclude any element of the volume-weighted average price per Share that may be attributed to any auction that occurs on any Exchange Business Day.

VWAP Price:	For any Exchange Business Day that is not a Disrupted Day in full, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VIP.US <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method), subject to “Hedging and Valuation Disruption” below; provided that, the Calculation Agent may, in its sole reasonable discretion, exclude any element of the volume-weighted average price per Share that may be attributed to any block trade that occurs on any Exchange Business Day for purposes of determining the VWAP Price for such Exchange Business Day.

Unwind of Transaction:	On and after the Hedge Unwind Commencement Date has

occurred with respect to the Transaction or any Tranche, Bank (or an affiliate of Bank) shall have sole discretion with respect to the unwind of its Hedge Positions for the Transaction or such Tranche during the Hedge Unwind Period for the Transaction or such Tranche; provided that, if Bank (or an affiliate of Bank) determines in its sole discretion that it is unable to effect an unwind of its Hedge Positions for the Transaction or a Tranche in an amount equal to the Number of Shares for the Transaction or such Tranche during the Hedge Unwind Period for the Transaction or such Tranche because such unwind would not comply with, or be advisable in light of, any applicable laws, regulations or internal policies and procedures of Bank (or an affiliate of Bank), Bank (i) shall reduce the Number of Shares for such Tranche (or, if there are no Tranches, deem the Transaction to be a Tranche and reduce the Number of Shares for such deemed Tranche) and make a corresponding increase in the Number of Shares for the next succeeding Tranche (or, in the case of the last Tranche or a deemed Tranche, establish a new Tranche with a Number of Shares equal to such reduction and a Hedge Unwind Commencement date determined by Bank) and (ii) may deem the last day of the Hedge Unwind Period for such Tranche or deemed Tranche to be a Disrupted Day.

Hedge Unwind Period:	For the Transaction or any Tranche, the period beginning on, and including, the Hedge Unwind Commencement Date for the Transaction or such Tranche and ending on, and including, the Hedge Unwind Completion Date for the Transaction or such Tranche.

Hedge Unwind Commencement Date:	For the Transaction or for any Tranche, the date(s) specified as such in the Pricing Supplement; provided that, (i) the Hedge Unwind Commencement Date specified in the Pricing Supplement for the Transaction or the first Tranche shall be the date that is the second anniversary of the Hedging Period Completion Date and (ii) the Hedge Unwind Commencement Date specified in the Pricing Supplement for any subsequent Tranche shall be a date occurring at least three months but not more than five months following the Hedge Unwind Commencement Date for the preceding Tranche.

Hedge Unwind Completion Date:	For the Transaction or any Tranche, the Exchange Business Day specified as such for the Transaction or such Tranche by Bank, in its sole discretion, by delivering a notice designating such Exchange Business Day as the Hedge Unwind Completion Date for the Transaction or such Tranche by 5:00 p.m., New York City time, on the first Exchange Business Day that is not a Disrupted Day in full immediately following such specified Exchange Business Day; provided that, the Hedge Unwind Completion Date for any Tranche shall occur prior to the Hedge Unwind Commencement Date for the next succeeding Tranche.

Hedge Unwind Reference Period:	The period beginning on the date three months immediately preceding the Hedge Unwind Commencement Date for the Transaction or the first Tranche and ending on the Hedge Unwind Completion Date for the Transaction or the last Tranche.

Final Price:	With respect to the Transaction or any Tranche, the average of the VWAP Prices on each Exchange Business Day that is not a Disrupted Day in full during the Hedge Unwind Period for the Transaction or such Tranche, weighted by the Calculation Agent to adjust for the Hedge Positions unwound by Bank on each such Exchange Business Day. For the avoidance of doubt, the Final Price shall exclude any element of the volume-weighted average price per Share that may be attributed to any auction that occurs on any Exchange Business Day.

Valuation Date:	With respect to the Transaction or any Tranche, the last Exchange Business Day that is not a Disrupted Day in full during the Hedge Unwind Period for the Transaction or such Tranche.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clauses (ii) and (iii) in their entirety with “(ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption; in each case that the Calculation Agent determines is material.”

Regulatory Disruption:	Any event that Bank, in its sole discretion, determines makes it appropriate, with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Bank (or an affiliate of Bank) to refrain from or decrease any market activity in connection with the Transaction. Bank shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Hedging Period, Hedge Unwind Period and/or other date of valuation affected by it.

Hedging and Valuation Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Hedging Period or any Hedge Unwind Period or on any other date of valuation and to the extent the Calculation Agent determines, in its sole discretion, that such disruption is applicable to the relevant valuation, (i) the Calculation Agent may, in its good faith and commercially reasonable discretion, extend such Hedging Period or such Hedge Unwind Period (and postpone the Hedging Period Completion Date, any Valuation Date, any Termination Date and the next succeeding Hedge Unwind Commencement Date, if any) by one Scheduled Trading Day for each such Disrupted Day, and (ii) if such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (A) such Disrupted Day is a Disrupted Day in full, in which case any transactions that Bank (or an affiliate of Bank) (or any counterparty to a Hedge Position with Bank (or an affiliate of Bank), if applicable) effects on such Disrupted Day shall not be used for purposes of determining the Initial Price or the Final Price, as the case may be, or (B) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price shall be determined by the Calculation Agent based on the transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange

Business Day(s) during the Hedging Period or any Hedge Unwind Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Initial Price or the Final Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Hedging Period or any Hedge Unwind Period, as the case may be, and each of the nine (9) immediately following Scheduled Trading Days is a Disrupted Day in full, then the Calculation Agent, in its good faith and commercially reasonable discretion, may, to the extent the Calculation Agent determines, in its sole discretion, that such disruption is applicable to the relevant valuation on each such Disrupted Day, deem such ninth (9th) Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day in full and determine the VWAP Price for such Scheduled Trading Day using its good faith estimate of the value of the Shares on such Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Equity Amount:	For the Transaction or any Tranche, in respect of each Cash Settlement Payment Date and an Equity Amount Payer, an amount, determined by the Calculation Agent, equal to the product of the Equity Notional Amount for the Transaction or such Tranche and the Rate of Return for the Transaction or such Tranche, as of the Valuation Time on the Valuation Date for the Transaction or such Tranche to which the Cash Settlement Payment Date relates.
Floating Amounts Payable by the Floating Amount Payer:

Floating Amount Payer:	Counterparty

Notional Amount:	For the Transaction or for any Tranche, the Equity Notional Amount for such Transaction or Tranche; provided that, for any Calculation Period that occurs in whole or in part prior to the date that is one Settlement Cycle following the Hedging Period Completion Date, the Notional Amount for the Transaction or such Tranche shall be the aggregate of the Equity Notional Amounts for the Transaction or such Tranche for each day in such Calculation Period divided by the actual number of days in such Calculation Period.

Payment Date:	For the Transaction or any Tranche, the third (3rd) Currency Business Day immediately following (i) each date occurring successively three calendar months after each Reset Date, subject, in each case, to adjustment in accordance with the Modified Following Business Day Convention and (ii) the Valuation Date for the Transaction or such Tranche.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	Three months; provided that Linear Interpolation shall apply with respect to the final Calculation Period for any Tranche to the extent that such Calculation Period is shorter than three months.

Spread:	0.95%

Floating Rate Day Count Fraction:	Act/360

Reset Dates:	With respect to the Transaction or any Tranche, each of (i) the Effective Date and (ii) if the Transaction or such Tranche is not previously terminated, each date occurring successively three calendar months thereafter, subject, in each case, to adjustment in accordance with the Modified Following Business Day Convention.
Settlement Terms:

Cash Settlement:	Applicable.

Settlement Currency:	USD.

Cash Settlement Payment Dates:	With respect to the Transaction or any Tranche, the third (3rd) Currency Business Day immediately following the Valuation Date for the Transaction or such Tranche.

Settlement Method Election:	Not Applicable.
Dividends:

Dividend Period:	Second Period.

Dividend Amount:	The Paid Amount (converted into the Settlement Currency at the exchange rate specified on the relevant receipt date as determined by Bank) for a dividend with an ex-dividend date occurring during the period from, but excluding, the Hedging Period Start Date to, and including, the last Valuation Date with respect to the Number of Shares less (i) any fees and/or expenses of the Depositary and (ii) any withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such a dividend (including without limitation any withholding or deduction that would apply if the holder of Shares or the Underling Shares were a tax resident in Norway or the United Kingdom) (which, if the Paid Amount were to be paid on the Trade Date, would have resulted in a 15% withholding), whether by Underlying Shares Issuer, the Depositary or otherwise, as determined by the Calculation Agent; provided that, the Calculation Agent shall make an appropriate reduction to such Number of Shares if such ex-dividend date occurs (i) on or prior to the Hedging Period Completion Date or (ii) following the Hedge Unwind Commencement Date for the Transaction or the first Tranche, in each case, taking into account Bank’s Hedge Positions; provided, further that, following a Dividend Payment Date, Bank will use commercially reasonable efforts to seek to reclaim any portion of the withholding or deduction with respect to the related Dividend Amount on its Hedge Positions, and if successful, Bank will pay such reclaimed portion to Counterparty on the second Currency Business Day following the date on which Bank (or an affiliate of Bank) actually receives such reclaimed portion.

Paid Amount:	Section 10.1(c) of the Equity Definitions is hereby amended by inserting the words “Depositary on behalf of the” before the word “Issuer” in the second line thereof.

Dividend Payment Dates:	The second Currency Business Day following each date on which Bank (or an affiliate of Bank) actually receives the Dividend Amount.

Re-investment of Dividends:	Not Applicable.
Adjustments:

Method of Adjustment :	Calculation Agent Adjustment; provided that any distributions with respect to the Shares other than in the form of other Shares or any distributions with respect to the Underlying Shares other than in the form of other Underlying Shares will result in delivery by Bank to the Counterparty of a number of securities distributed with respect to one Underlying Share multiplied by the number of Underlying Shares represented by the Number of Shares, in each case, (i) other than distributions to which the provisions under “Dividends” above apply and (ii) less (x) any fees and/or expenses of the Depositary and (y) any withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such a dividend (including without limitation any withholding or deduction that would apply if the holder of Shares or the Underling Shares were a tax resident in Norway, the United Kingdom or United States of America), whether by Underlying Shares Issuer, the Depositary or otherwise, as determined by the Calculation Agent.
Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Determining Party:	Calculation Agent.

Tender Offer:	Applicable.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Determining Party:	Calculation Agent.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares or Underlying Shares, as appropriate, the Calculation Agent will, in its sole discretion, determine such composition.

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Determining Party:	Calculation Agent.
Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by adding the phrase “and/or Hedge Positions” immediately following the word “Shares”.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Hedging Party:	Bank

Determining Party:	Calculation Agent.

Acknowledgements:

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable. For the avoidance of doubt, Counterparty acknowledges that Bank (or an affiliate of Bank) may, in its sole discretion, enter into one or more hedging transactions to hedge its exposure in connection with the Transaction but is under no obligation to do so. To the extent Bank (or an affiliate of Bank) does at any time acquire any Shares or Underlying Shares to hedge its position under the Transaction, Counterparty acknowledges that (i) it and its affiliates will have no economic or other interest or rights, including, without limitation any voting rights in connection with any Shares, Underlying Shares and/or Hedge Positions held by Bank (or an affiliate of Bank) at any time and (ii) it and its affiliates will have no right or ability to direct Bank (or an affiliate of Bank) in connection with the disposition of any Shares, Underlying Shares and/or Hedge Positions.

Additional Acknowledgements:	Applicable.
General/Additional Provisions:

Governing Law:	English law.

Termination Currency:	US Dollars (“USD”).

Guarantee:	On the Trade Date, Counterparty shall deliver to Bank a guarantee agreement, substantially in the form set forth in Annex A, executed by Telenor ASA.

Notices:	Contact details for Counterparty for purpose of giving notice:

	Name:	Telenor East Holding II AS
Attn: Redacted
	Tel:	Redacted
	Fax:	Redacted

Contact details for Bank for purpose of giving notice:

	Name:	J.P. Morgan Securities Ltd.
Attn: Redacted
	Tel:	Redacted
	Fax:	Redacted

Offices:	Bank is acting through its London Office, and Counterparty is acting through its Oslo Office.

Account Details:	Payments to Counterparty:
Telenor East Holding II AS
Account Number: Redacted
Swift Code: Redacted
IBAN: Redacted

Payments to Bank:
J.P.Morgan Chase Bank N.A., New York
Account Number: Redacted
Swift Code: Redacted
In favour of: Redacted

Unwind Provision:	If for any reason Bank (or an affiliate of Bank) has not established a Hedge Position with respect to at least one Share on or prior to the date that is four weeks following the Trade Date, either party may deliver a notice to the other party terminating the Transaction, and no further payments shall be due by either party, except for any payments pursuant to the indemnity provisions set out in Section 4 of this Confirmation that shall survive any such termination in accordance with such Section 4.
3. Representations, Warranties and Agreements.
     (a) In connection with this Confirmation and any other documentation relating to the Agreement, each party to this Confirmation represents and acknowledges to the other party on the date hereof that:
     (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into the Transaction as principal and not for the benefit of any third party; and
     (ii) it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
     (b) Counterparty represents and warrants to, and agrees with, Bank, as of the Trade Date and as of the Effective Date, that:
     (i) Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Bank hereunder nor any activities by Bank (or any affiliate of Bank) in connection herewith (including, without limitation, any purchases or sales of Shares in connection with Bank’s (or any such affiliate’s) hedging or hedge unwind activities with respect to the Transaction) will conflict with or result in a breach of, or constitute a default under, any contract or agreement to which Counterparty is a party, or give rise to rights and/or obligations of a party to such contract or agreement (other than rights and/or obligations of Counterparty under this Confirmation).
     (ii) There is not pending or, to Counterparty’s knowledge, threatened against Counterparty, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against Counterparty of the Agreement and this Confirmation or Counterparty’s ability to perform its obligations under the Agreement and this Confirmation.
     (iii) Counterparty is not entering into the Transaction on the basis of, and is not aware of, any material non-public information concerning Underlying Shares Issuer, the Shares or the Underlying Shares.
     (iv) The execution and delivery of this Confirmation, the incurrence or performance of obligations of Counterparty or Bank hereunder and any activities by Bank (or any affiliate of Bank) in connection herewith (including, without limitation, any purchases or sales of Shares in connection with Bank’s (or any such affiliate’s) hedging or hedge unwind activities with respect to the Transaction) do not and will not violate any corporate or trading policy of Underlying Shares Issuer, the certificate of incorporation or by laws (or any equivalent documents) of Underlying Shares Issuer or other rules or regulations of Underlying Shares Issuer applicable to Counterparty or any of its affiliates, including, but not limited to, Underlying Shares Issuer’s window period policy.
     (v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares) or to raise or depress the price of the Shares or Underlying Shares (or any security convertible into or exchangeable for Shares or Underlying Shares) for the purposes of inducing the purchase or sale of the Shares or Underlying Shares by others.
     (vi) Since the date three months prior to the date hereof, Counterparty has not sold any Shares or Underlying Shares.
     (vii) Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default or a Termination Event in respect of which it is an Affected Party, notify Bank within one (1) Scheduled Trading Day of its obtaining knowledge of such occurrence.
     (viii) Counterparty’s execution and delivery of, and the performance of its obligations under, this Confirmation does not constitute a tender offer (as such term is used in Section 14(d)(1) of the Exchange Act).
     (ix) Counterparty is, and it shall, at all times during the term of the Transaction, remain, in compliance with its reporting obligations under the Exchange Act, including, without limitation, Section 13, and the rules and regulations promulgated thereunder, and any other applicable state, federal or foreign securities laws, and will file promptly an amendment to its Schedule 13D, in the form previously provided to Bank, disclosing the Transaction.
     (x) Each of Counterparty’s filings under the United States, Bermuda, Russia, the United Kingdom, Norway, the European Union and other applicable antitrust or anti-competition laws that are required to be filed have been filed and, to the extent required by any applicable antitrust laws, including the Hart-Scott-Rodino Improvements Act of 1976, as amended, Counterparty shall otherwise remain, during the term of the Transaction, in compliance with any filing and other requirements under such antitrust laws.
     (xi) Counterparty is not, and during the term of the Transaction will not become, a Regulation X Entity. “Regulation X Entity” means a United States person or foreign person controlled by or acting on behalf of or in conjunction with a United States person who obtains credit outside the United States to purchase or carry United States securities, or within the United States to purchase or carry any securities (both types of credit being referred to as purpose credit), but a Regulation X Entity shall not include a borrower who obtains purpose credit within the United States, unless the borrower wilfully causes the credit to be extended in contravention of Regulations T or U (terms not otherwise defined in this subsection shall have the same respective meanings as defined in Regulation X (as supplemented or amended from time to time), issued by the Board of Governors of the Federal Reserve System, United States 12 C.F.R. Part 224).
     (c) Counterparty shall deliver to Bank the following documents, all to be provided upon or prior to execution of this Confirmation and all to be covered by Section 3(d) of the Agreement (save that the reference to the “Schedule” therein shall be deemed to be a reference to this Confirmation):
     (i) An original and duly executed copy of the Guarantee together with certified copies of all corporate authorisations and any other documents with respect to the execution, delivery and performance thereof;
     (ii) Certified copies of all corporate authorisations and any other documents with respect to the execution, delivery and performance of the Agreement, including the Schedule and the Credit Support Annex thereto, and this Confirmation by the Counterparty; and
     (iii) Certificates of authority and specimen signatures of individuals executing the Agreement, including the Schedule and the Credit Support Annex thereto, this Confirmation and the Guarantee.
     (d) Counterparty represents and warrants to, and agrees with, Bank for any Scheduled Trading Day during the Hedging Period, that:
     (i) if Counterparty were to have effected transactions in any Shares on such Scheduled Trading Day, whether on the Exchange or otherwise, such transactions would not have violated any applicable securities law or other restriction applicable to Counterparty;

     (ii) Underlying Shares Issuer is not, and neither Counterparty nor any of its direct or indirect parent entities has, since the Effective Date, caused Underlying Shares Issuer to be, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Underlying Shares Issuer; and
     (iii) except as disclosed to Bank in writing prior to the Trade Date, (x) to Counterparty’s knowledge, Underlying Shares Issuer has not made any purchases of blocks by or for itself or any of its affiliated purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during the four calendar weeks preceding the Trade Date, and (y) neither Counterparty nor any of its direct or indirect parent entities has caused Underlying Shares Issuer to do so during the period beginning on the Trade Date and ending on such date (“blocks” and “affiliated purchaser” each as defined in Rule 10b-18 under the Exchange Act).
     (e) Each party represents to the other party on the date on which it enters into the Transaction that (absent a written agreement between the parties in respect of the Transaction that expressly imposes affirmative obligations to the contrary):
     (i) it is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such tax, accounting, regulatory, legal and financial advisers as it has deemed necessary, and not upon any view expressed by the other. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;
     (ii) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and
     (iii) The other party is not acting as a fiduciary for, or an adviser to it in respect of the Transaction.
     (f) Counterparty covenants to Bank that:
     (i) At all times during the term of the Transaction, Counterparty will not, and will not permit any of its affiliates (as defined under Rule 12b-2 under the Exchange Act but excluding, for the avoidance of doubt, Underlying Shares Issuer) to, without the prior written consent of Bank, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, hedge any “short” position in or announce or commence any tender offer relating to, any Shares or Underlying Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depositary share) or any security convertible into or exchangeable for the Shares or Underlying Shares.
     (ii) At all times during the term of the Transaction, Counterparty will not, and will not permit any of its affiliates (as defined under Rule 12b-2 under the Exchange Act but excluding, for the avoidance of doubt, Underlying Shares Issuer) or any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty (within the meaning of Rule 144 under the Securities Act) to, directly or indirectly, without the prior written consent of Bank (A) offer, pledge, sell, contract to sell, sell any call option or other right or warrant to purchase, purchase any put option, lend, hedge any “long” position in or otherwise transfer or dispose of, directly or indirectly, any Shares, Underlying Shares or any securities convertible into or exercisable or exchangeable for Shares or Underlying Shares or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares or Underlying Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Shares, Underlying Shares or such other securities, in cash or otherwise.

     (iii) At all times during the period comprised of (x) the period beginning on, and including, the Trade Date and ending on, and including, the last day of the Hedging Period, (y) the Hedge Unwind Reference Period and (z) any period notified to Counterparty by Bank in connection with any early termination or other early unwind of the Transaction, Counterparty will not, and will not permit any of its affiliates (as defined under Rule 12b-2 under the Exchange Act but excluding, for the avoidance of doubt, Underlying Shares Issuer) to, without the prior written consent of Bank, engage in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Underlying Shares Issuer.
     (g) As of the date hereof and at all times during the term of the Transaction:
     (i) Counterparty does not know or have any reason to believe, and will promptly notify Bank if it knows or has any reason to believe, that Underlying Shares Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.
     (ii) Counterparty has not made, and will not make, any payment in connection with the offering or sale of any Shares comprising Bank’s Hedge Positions to any person.
     (iii) Counterparty has not solicited or arranged for, and will not solicit or arrange for, the solicitation of any offer to buy Shares in anticipation of or in connection with any sale of any Shares comprising Bank’s Hedge Positions.
     (h) Counterparty acknowledges that:
     (i) during the term of the Transaction, Bank and its affiliates may buy or sell Shares, Underlying Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its Hedge Positions with respect to the Transaction;
     (ii) Bank and its affiliates may also be active in the market for the Shares or Underlying Shares other than in connection with hedging activities in relation to the Transaction;
     (iii) Bank shall make its own determination as to whether, when or in what manner any hedging or market activities in Underlying Shares Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Final Price;
     (iv) any market activities of Bank and its affiliates with respect to the Shares or Underlying Shares may affect the market price and volatility of the Shares or Underlying Shares, as well as the Initial Price and/or Final Price, each in a manner that may be adverse to Counterparty; and
     (v) Bank and its affiliates may purchase and/or sell Shares or Underlying Shares for its own account at an average price that may be greater than, or less than, the Initial Price and/or Final Price.
     (i) The parties acknowledge and agree that Counterparty’s obligations with respect to the Transaction under this Confirmation and any claims arising out of or relating hereto shall rank at least pari passu in all respects with all of its other obligations to unsecured, unsubordinated creditors.
     (j) Counterparty represents, warrants and covenants to Bank that:
     (i) Counterparty is entering into this Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares or the Underlying Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction entered into under this Confirmation shall be interpreted to comply with the requirements of section (c) of Rule 10b5-1.
     (ii) Counterparty will not seek to control or influence Bank’s decision to make any “purchases or sales” (within the meaning of paragraph (c)(1)(i)(B)(3) of Rule 10b5-1) under the Transaction entered into under this Confirmation, including, without limitation, Bank’s decision whether to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.
     (iii) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in section (c) of Rule 10b5-1. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Underlying Shares Issuer, the Shares or the Underlying Shares.
     (k) Counterparty shall, upon learning of any repurchase of Shares and/or Underlying Shares by Underlying Share Issuer, promptly give Bank a written notice of such repurchase.
     (l) At all times during the term of the Transaction, Counterparty shall not announce, commence or be engaged in a tender offer (as such term is used in Section 14(d)(1) of the Exchange Act) with respect to the Shares and/or Underlying Shares.
     (m) At all times during the term of the Transaction, Counterparty shall not make any public announcement regarding the Transaction (other than announcements that include non-substantive references to the Transaction) without the prior approval of Bank (such approval not to be unreasonably withheld or delayed), except as may be required by applicable law, the regulations of securities exchanges or pursuant to a communication approved in advance by Bank, in each case, with prior notice to Bank.
4. Indemnity.
     (a) Indemnity. Counterparty undertakes to pay to Bank promptly upon demand (and in no event later than 30 days following any such demand) any losses, damages, costs and expenses, liabilities, claims, demands, actions, regulatory enquiries, investigations, administrative, judicial or regulatory actions or proceedings (whether successful, compromised, settled or discontinued) in any jurisdiction (together with any costs and expenses (including professional and legal fees) reasonably incurred by any Indemnified Person in connection with investigating, preparing, defending or appearing as a witness in any claim, demand, action, regulatory enquiry, investigation, administrative, judicial or regulatory action or proceeding in any jurisdiction (each, a “Proceeding” for purposes of this Section 4) as and when incurred or paid, whether or not in connection with pending or threatened litigation or arbitration in which an Indemnified Person is a party or otherwise involved and whether or not resulting in liability on the part of any such Indemnified Person) arising out of, related to, or in connection with any transactions executed in connection with this Confirmation (including, without limitation, the purchase and/or sale by Bank or any of its affiliates of any Shares, Underlying Shares or other securities), in each case incurred by Bank or any of its Connected Persons (as defined below) (each, an “Indemnified Person”). If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person.
     (b) Notification; Defence. If any Indemnified Person becomes aware of any claim under this Indemnity or any matter which may give rise to a claim, then Bank shall promptly notify Counterparty thereof; provided that Bank’s failure to notify Counterparty shall not relieve Counterparty from its obligations under this Indemnity. In the event any Proceeding is brought against any Indemnified Person and it notifies Counterparty of the commencement thereof, Counterparty will be entitled to participate therein, and if it so elects (by written notice delivered to such Indemnified Person), assume the defence thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceeding include both an Indemnified Person and Counterparty and such Indemnified Person shall have determined that there may be legal defences available to it that are different from or additional to those available to Counterparty, such Indemnified Person shall have the right to select separate counsel to assert such legal defences and otherwise participate in the defence of such Proceeding on behalf of such Indemnified Person.
     (c) Conditions to Settlement. Counterparty shall not, without the prior written consent of Bank and each relevant Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Bank or such other Indemnified Person is an actual or potential party to any such Proceeding), unless such settlement, compromise or consent includes an unconditional written release of Bank and such other Indemnified Person (in form and substance satisfactory to Bank and such other Indemnified Person) from all liability arising out of such Proceeding and admits no liability on the part of Bank or any other Indemnified Person.
     (d) Cooperation. Counterparty shall cooperate with Bank and will give all such information as Bank may reasonably request in connection with any Proceeding brought against Bank or any of its Connected Persons, and Counterparty will not take any action which might prejudice the position of Bank, or any of its Connected Persons, in relation to any such matter.
     (e) Connected Person. As used herein, “Connected Person” means in relation to Bank, its controlling person or persons, its subsidiaries and subsidiary undertakings, any other connected or affiliated companies and the respective directors, officers, agents, representatives, controlling persons and employees of Bank and each of them.
     (f) Survival of Indemnity. Notwithstanding anything to the contrary in this Confirmation or in the Agreement, the provisions of this Section 4 shall survive the termination of the Confirmation and shall be without prejudice to and in addition to any rights of indemnity or other rights that either party or any Connected Person may have by law or otherwise.
5. Other Provisions.
     (a) Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating amounts payable pursuant to Section 6 of the Agreement Bank may (but need not) determine losses (i) by reference to losses actually incurred as a result of Bank (or its affiliates) unwinding, or forbearing from or ceasing to unwind, its Hedge Positions as a result of limitations arising under applicable securities law or contractual provisions, as determined by Bank based on advice of counsel, (ii) at the time it (or its affiliate) is able to unwind its Hedge Positions in view of applicable limitations arising under applicable securities laws or contractual limitations, as determined by Bank based on advice of counsel, and/or (iii) without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “volume weighted” valuations or “private placement” discounts used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.
     (b) Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Bank. Bank may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to a third party or a wholly-owned affiliate of JPMorgan Chase & Co. (i) with a credit rating equal to or better than Bank’s as of the time of such transfer or assignment and/or (ii) whose obligations thereunder will be guaranteed by Bank or a person with such a credit rating. If at any time at which Bank determines in its sole discretion that Underlying Shares Issuer is not, or is reasonably likely to cease being, a “foreign private issuer” (within the meaning of Rule 3b-4 under the Exchange Act), Bank is unable after using its commercially reasonable efforts to effect a transfer or assignment of the Transaction to a third party meeting the criteria set forth in item (i) and/or (ii) above on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank, then Bank may designate any Exchange Business Day as an Early Termination Date with respect to the Transaction. In the event that Bank so designates an Early Termination Date with respect to the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) Counterparty were the sole Affected Party and (2) the Transaction were the sole Affected Transaction.
     (c) Right to Extend. Bank may postpone or add, in whole or in part, any Exchange Business Day or Exchange Business Days during the Hedging Period and/or any Hedge Unwind Period or any other date of valuation, payment or delivery by Bank, with respect to some or all of the Number of Shares hereunder, if Bank reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Bank’s (or an affiliate of Bank’s) hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank (or such affiliate) to effect purchases and/or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank (or such affiliate) were Counterparty or an affiliate of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank (and/or such affiliate).
     (d) Additional Definitions; Amendments to Equity Definitions.
          (i) For the purposes of this Confirmation the following definitions will apply:
          “Depositary” means, in relation to the Shares, The Bank of New York Mellon, or any successor thereto from time to time.
          “Deposit Agreement” means, (i) that certain Deposit Agreement, dated as of March 26, 2010, by and among Underlying Shares Issuer, Depositary and the holders and beneficial owners of the Shares and (ii) the other agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.
          “DR Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares, as appropriate”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Underlying Shares Issuer, as appropriate”.
          “Replacement DRs” means depositary receipts or shares, other than the Shares, over the same Underlying Shares.
     (ii) The following amendments shall be made to the Equity Definitions:
          (A) The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:
          (i) the DR Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Shares; and
          (ii) (A) ‘or’ shall be deleted where it appears at the end of (vi);
          (B) ‘.’ shall be deleted where it appears at the end of (vii) and replaced with “;”;
          (C) the following shall be inserted as provision (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement; or”; and
          (D) the following shall be inserted as provision (ix): “(ix) any other event as a result of which the Shares represent less or more Underlying Shares than the number of Underlying Shares represented by the Shares as of the Trade Date.”
          (B) In making any adjustment following any Potential Adjustment Event, the Calculation Agent may, but is not required to, have reference to (amongst other factors) any adjustment made by the Depositary under the Deposit Agreement, any fees and/or expenses of the Depositary and any withholding or deduction of taxes. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.
          (C) If a Potential Adjustment Event occurs under Section 11.2(e)(viii) of the Equity Definitions, then the following further amendments shall be deemed to be made to Section 11.2(c) in respect of such Potential Adjustment Event:

          (i) the words “the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares” shall be deleted and replaced with the words “the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on such Transaction”; and
          (ii) the words “as the Calculation Agent determines appropriate to account for that material effect” shall be deleted and replaced with the words “as the Calculation Agent determines appropriate to account for such economic effect on such Transaction”.
          (D) The definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DR Amendment.
          (E) In making any adjustment following a Merger Event or Tender Offer in relation to the Underlying Shares, the Calculation Agent may, but is not required to, have reference to (amongst other factors) any adjustment made by the Depositary under the Deposit Agreement, any fees and/or expenses of the Depositary and any withholding or deduction of taxes.
          (F) The definitions of Nationalization and Insolvency in Section 12.6 of the Equity Definitions shall be amended in accordance with the DR Amendment.
          (G) The consequence of a Nationalization or Insolvency in respect of the Depositary shall be Cancellation and Payment.
          (H) If the Depositary announces that the Deposit Agreement is (or will be) terminated, then:
          (i) Cancellation and Payment will apply as provided in this Confirmation; provided that the Calculation Agent may determine, in its sole discretion, that a replacement of the Shares with Replacement DRs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended to preserve the fair value of the Transaction to Bank and if the Calculation Agent so determines, then Cancellation and Payment shall not apply in respect of such termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DRs or the Underlying Shares, as applicable, with such amendments as shall be determined by the Calculation Agent; and
          (ii) where Cancellation and Payment applies under clause (H)(i) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (I) such termination shall be deemed to be an “Extraordinary Event”; (II) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (III) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depositary that the Deposit Agreement is (or will be) terminated”.
          (I) The definitions of “Hedging Disruption” and “Increased Cost of Hedging” in the Equity Definitions shall each be amended as follows:
          (i) the words “any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction” shall be deleted and replaced with the words “any Share(s), any Hedge Position(s), any transaction(s) referencing any Share(s), or any transaction(s) or asset(s) that, in each case, it deems necessary to hedge the equity price risk and/or foreign exchange risk of entering into and performing its obligations with respect to the relevant Transaction”; and
          (ii) the words “any such transaction(s) or asset(s)” shall be deleted and replaced with the words “any such Share(s), Hedge Position(s) or transaction(s) or asset(s).”

          (J) If Cancellation and Payment applies under Section 5(d)(ii)(G) or Section 5(d)(ii)(H) of this Confirmation, then the Determining Party shall be Bank.
          (K) The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DR Amendment.
          (L) For the avoidance of doubt, where a provision is amended by this Section 5(d) in accordance with the DR Amendment, if the event described in such provision occurs in respect of the Underlying Shares or Underlying Shares Issuer, then the consequence of such event shall be interpreted consistently with the DR Amendment and such event.
     (e) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, early termination or Illegality (as defined in the Agreement)).
     (f) Credit Support. With respect to Counterparty, the Guarantee shall constitute a Credit Support Document for the Transaction. Telenor ASA shall be designated as a Credit Support Provider in relation to Counterparty.
     (g) No Third-Party Beneficiary. Except as expressly provided herein, this Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Bank and its agents and affiliates and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Bank shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.
     (h) Amendment and Waiver. Any provision of this Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by Bank and Counterparty, and in the case of a waiver, by the party against whom the waiver is to be effective.
     (i) Severance. If any provision of this Confirmation is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Confirmation and the remaining provisions of this Confirmation shall remain in full force and effect. This Confirmation shall, however, thereafter be amended by the parties hereto in such reasonable manner so as to achieve as far as possible the intention of the parties with respect to the severed provision.
     (j) Counterparts. This Confirmation may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by either executing this Confirmation and returning a copy to J.P. Morgan Securities Ltd., MAILPOINT 3/01 AL, PO Box 161, 10 Aldermanbury, London EC2V 7RF or by fax on +44 20 7325 8205.
Yours faithfully,

/s/ Maarten Petermann
J.P. Morgan Securities Ltd.
Name:	Maarten Petermann
Title:	Managing Director

/s/ Torbjørn M. Wist
Telenor East Holding II AS
Name:	Torbjørn M. Wist
Title:	Senior Vice President, Head of M&A

ANNEX A
FORM OF GUARANTEE AGREEMENT
GUARANTEE AGREEMENT
This Guarantee Agreement (this “Guarantee”) is entered into on the 22nd day of July 2011 between:
(i)	Telenor ASA, a company incorporated under the laws of Norway with its registered office at Snarøyveien 30, N-1331 Fornebu, Norway (the “Guarantor”); and

(ii)	J.P. Morgan Securities Ltd., a company incorporated under the laws of England with its registered office at 125 London Wall, London EC2Y 5AJ, United Kingdom (the “Beneficiary”).
WHEREAS:
A.	Telenor East Holding II AS (the “Principal”) has become a party to the Confirmation dated 22 July 2011 (as amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof, the “Confirmation”), including the indemnity set forth in Section 4 thereof (the “Indemnity”), that supplements, forms a part of, and is subject to, the ISDA Master Agreement (including the Schedule thereto) dated as of 22 July 2011 (the “ISDA Master Agreement”), as amended and supplemented by the 1995 ISDA Credit Support Annex (Bilateral Form-Transfer), dated as of 22 July 2011 (the “Transaction CSA”, and together with the ISDA Master Agreement and the Confirmation (including the Indemnity), as further amended and supplemented from time to time, the “Agreement”), with respect to the total return swap transaction with the Beneficiary that is described in the Confirmation and the related Transaction CSA (the “Transaction”); and

B.	The Guarantor has executed this Guarantee at the request of the Principal as security for the due and punctual payment, observance and performance of all of the Principal’s obligations in respect of the Transaction under the Agreement (including, for the avoidance of doubt, with respect to the Indemnity).
NOW THEREFORE, the parties agree as follows:
1.	Subject to the terms of this Guarantee, the Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiary, as primary obligor and for its account upon the Beneficiary’s first demand (Norwegian: “påkravsgaranti”), the due, complete and punctual payment of all amounts which are or may become due and payable by the Principal, and the due, complete and punctual performance of all other obligations, agreements, covenants, indemnities and undertakings of the Principal in respect of the Transaction under the Agreement, including with respect to the Indemnity, together with all claims for damages, losses, costs and/or expenses arising from or in connection with the failure punctually and completely to pay or perform such obligations, agreements, covenants, indemnities and undertakings (such obligations, agreements, covenants, indemnities and undertakings being guaranteed hereunder, collectively, the “Guaranteed Obligations”).

In addition to its guarantee of the Guaranteed Obligations, the Guarantor shall indemnify the Beneficiary on first demand against any and all loss or liability suffered by the Beneficiary if any Guaranteed Obligations are or become unenforceable, invalid or illegal as if such Guaranteed Obligations had not become unenforceable, invalid or illegal.

The aggregate liability of the Guarantor hereunder, including any liabilities in respect of default interest, fees, costs and expenses, shall be limited to USD 1,000,000,000.

2.	This Guarantee is a continuing guarantee and shall not be satisfied, discharged or affected by any intermediate payment or discharge in whole or in part. There is no limit on the number of claims that may be made by the Beneficiary.

3.	This Guarantee shall be a primary obligation of the Guarantor, and the Beneficiary shall not be obliged before claiming under this Guarantee or enforcing the obligations under this Guarantee to take any action in any court or arbitral proceedings against the Principal, to make any claim against or any demand of the Principal, to proceed or enforce any other right or security held by the Beneficiary (or anyone else) in respect of the Guaranteed Obligations or to enforce any process of execution against the Principal.

This Guarantee is an “on demand” guarantee, independent of the underlying relationship. Accordingly, the Guarantor waives any and all defenses, objections and similar actions based on (and/or arising from) the Guaranteed Obligations, underlying relationships, agreements and other transactions whatsoever.

The Guarantor’s obligations herein shall be paid in full upon the Beneficiary’s first demand, free of any set-off, counterclaim, reduction, objection or defenses by the Guarantor.
4.	If any payment by the Principal or any discharge given by the Beneficiary is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Beneficiary shall be entitled to recover the value or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
5.	The obligations of the Guarantor under this Guarantee will not be affected, reduced, released or prejudiced by any act, omission, matter or thing which, but for this Clause 5, would reduce, release or prejudice any of its obligations under this Guarantee, including, but not limited to:
(a)	any time, waiver or consent granted to, or composition with, the Principal;

(b)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Principal or any other person;

(c)	any unenforceability, illegality or invalidity of the Guaranteed Obligations, including any obligation with respect to the Indemnity;

(d)	any insolvency or similar proceedings; and

(e)	any other act or omission which would have not been discharged or affected the liability of the Guarantor had it been principal debtor instead of guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.
6.	Until all Guaranteed Obligations have been paid in full, the Guarantor waives all rights of subrogation which it may at any time otherwise have as a result of this Guarantee and any right to enforce any other remedy which the Guarantor has or may have against the Principal and any right to claim or prove as creditor of the Principal in competition with the Beneficiary.

7.	This Guarantee (i) is valid until all Guaranteed Obligations (other than with respect to the Indemnity) are paid in full, and (ii) with respect to the Indemnity, survives the termination of the Confirmation; provided that notice of any claim under the Guarantee with respect to the Guaranteed Obligations (other than with respect to the Indemnity) must be given not later than 30 Business Days (as defined in the Confirmation) after the date on which notice is given to the Principal of the Beneficiary’s or the Calculation Agent’s (as defined in the Confirmation) final determination of the amounts due and owing upon termination or final settlement of the “Transaction” under the Confirmation (whether in respect of the early termination, cash settlement, early unwind or otherwise of such Transaction).

8.	Any claim or notice made or given by the Beneficiary to the Guarantor under this Guarantee shall be deemed to be sufficiently made and given if in writing and sent by letter or telefax to the following address(es):

with a copy to:
Telenor ASA	Advokatene i Telenor
Snarøyveien 30	Snarøyveien 30
N-1331 Fornebu, Norway	N-1331 Fornebu, Norway
Facsimile No.: +47 67 58 10 53	Facsimile No.: +47 67 89 24 32
Attention: Group Treasurer	Attention: Bjørn Hogstad

and a copy to:
Orrick, Herrington & Sutcliffe (Europe) LLP
107 Cheapside
London EC2V 6DN, United Kingdom
Facsimile No.: +44 20 7862 4800
Attention: Peter O’Driscoll

Any such notice shall be deemed to have reached the Guarantor (i) if by letter, when left at the relevant address or five working days after being deposited in the post prepaid in an envelope addressed to the Guarantor at that address, or (ii) if by fax, when dispatched, but only if the Beneficiary has a record which shows that transmission to the correct fax number was effectively made.

9.	The Beneficiary shall not assign or transfer any of its rights under this Guarantee without the prior written consent of the Guarantor except if a transfer is made in connection with any transfer or assignment under Section 5(b) (“Transfer or Assignment”) of the Confirmation.

10.	The Financial Contracts Act of 25 June 1999 no. 46 (Norwegian: “Finansavtaleloven”) shall not (to the extent applicable) apply to this Guarantee.

11.	This Guarantee shall be governed by and construed in all respects in accordance with the laws of Norway. Any dispute arising out of or in connection with this Guarantee shall be resolved by the courts of Norway, legal venue to be Asker og Bærum Tingrett.

IN WITNESS WHEREOF, the parties hereto have executed this Guarantee as of the date first above written.

Telenor ASA, as Guarantor
Name: Jon Fredrik Baksaas
Title: President and CEO

J.P. Morgan Securities Ltd., as Beneficiary
Name: Maarten Petermann
Title: Managing Director

EXHIBIT A
FORM OF PRICING SUPPLEMENT
PRICING SUPPLEMENT

Date:

To:	Telenor East Holding II AS (“Counterparty”)
Telefax No.:	+[ ]
Attention:

From:	J.P. Morgan Securities Ltd. (“Bank”)
Telefax No.:	[ ]
Transaction Reference Number:
     The purpose of this communication (this “Pricing Supplement”) is to set forth certain terms of the above-referenced Transaction entered into on July 22, 2011 between Counterparty and Bank. This Pricing Supplement supplements, forms a part of, and is subject to the Confirmation dated as of July 22, 2011 and as amended from time to time (the “Confirmation”), between Counterparty and Bank.
     1. The definitions and provisions contained in the Definitions (as such term is defined in the Confirmation) and in the Confirmation are incorporated into this Pricing Supplement. In the event of any inconsistency between those definitions and provisions and this Pricing Supplement, this Pricing Supplement will govern.
     2. The particular Transaction to which this Pricing Supplement relates shall have the following terms:

Hedging Period Completion Date:	[ ], 2011

Initial Price:	USD [ ]

Number of Shares:	[ ]

Equity Notional Amount:	USD [ ]

Structuring Fee:	USD [ ]

[Hedge Unwind Commencement Date:	[ ]]
     [3. For each Tranche of the Transaction, the Number of Shares, scheduled Hedge Unwind Commencement Date and Equity Notional Amount are set forth below:

Hedge Unwind
Tranche Number	Number of Shares	Commencement Date	Equity Notional Amount
1.	[ ]	[ ]	[ ]
2.	[ ]	[ ]	[ ]
3.	[ ]	[ ]	[ ]
4.	[ ]	[ ]	[ ]
]

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by either executing this Pricing Supplement and returning a copy to J.P. Morgan Securities Ltd., MAILPOINT 3/01 AL, PO Box 161, 10 Aldermanbury, London EC2V 7RF or by fax on +44 20 7325 8205.
Yours faithfully,

J.P. Morgan Securities Ltd.
Name:
Title:

Telenor East Holding II AS
Name:
Title: